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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549

                                 SCHEDULE 13G

                  Under the Securities Exchange Act of 1934
                            (Amendment No. ______)*




                              JK Acquisition Corp.
  -----------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
  -----------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   47759H106
  -----------------------------------------------------------------------------
                                 (CUSIP Number)

                                    6/15/07
  -----------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


        Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:


        [X] Rule 13d-1(b)

        [ ] Rule 13d-(c)

        [ ] Rule 13d-1(d)



        *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).



                                  Page 1 of 5


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 CUSIP NO. 47759H106


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   1  Names of Reporting Persons.
      I.R.S. Identification Nos. of Above Persons (Entities Only)

      Staley Capital Advisers, Inc.

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   2  Check the Appropriate Box if a Member of a Group                (a) [   ]
      (See Instructions)
                                                                      (b) [   ]

--------------------------------------------------------------------------------
   3  SEC Use Only

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   4  Citizenship or Place of Organization

      Pennsylvania
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            Number of               5   Sole Voting Power             1,723,900

             Shares
                               -------------------------------------------------
          Beneficially              6   Shared Voting Power

            Owned by
                               -------------------------------------------------
              Each                  7   Sole Dispositive Power        1,723,900

            Reporting
                               -------------------------------------------------
           Person With              8   Shared Dispositive Power

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   9  Aggregate Amount Beneficially Owned by Each Reporting Person

      1,723,900

--------------------------------------------------------------------------------
  10  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)                                                   [   ]

--------------------------------------------------------------------------------
  11  Percent of Class Represented by Amount in Row (9)

      10.4%

--------------------------------------------------------------------------------
  12  Type of Reporting Person (See Instructions)

      IA

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        Answer every item. If an item is inapplicable or the answer is in the negative, so state.


ITEM 1 (a).  Name of Issuer:

             JK Acquisition Corp.

             ---------------------------------------------------------------


ITEM 1 (b).  Address of Issuer's Principal Executive Offices:

             4400 Post Oak Parkway, Suite 2530
             Houston, TX 77027

             ---------------------------------------------------------------

ITEM 2 (a).  Name of Person Filing:

             Staley Capital Advisers, Inc.

             ---------------------------------------------------------------

ITEM 2 (b).  Address of Principal Business Office or, if None, Residence:

             One Oxford Centre, Suite 3950, Pittsburgh, PA 15219

             ---------------------------------------------------------------

ITEM 2 (c).  Citizenship:

             U.S.

             ---------------------------------------------------------------

ITEM 2 (d).  Title of Class of Securities:



             ---------------------------------------------------------------

ITEM 2 (e).  CUSIP Number:

             47759H106

             ---------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IF FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

             (e) [X] An investment adviser in accordance with
                     Rule 13d-1(b)(1)(ii)(E);



                                  Page 3 of 5
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ITEM 4.  OWNERSHIP.

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        (a)     Amount beneficially owned: 1,723,900.

        (b)     Percent of class: 10.4%.

        (c)     Number of shares as to which the person has:

        (i)     Sole power to vote or to direct the vote 1,723,900.

        (ii)    Shared power to vote or to direct the vote 0.

        (iii)   Sole power to dispose or to direct the disposition of 1,723,900.

        (iv)    Shared power to dispose or to direct the disposition of 0.


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

        Not Applicable

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        Forum Capital Partners, LP

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

        Not Applicable

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

        Not Applicable


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ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not Applicable

ITEM 10. CERTIFICATIONS.

        (a) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

        (b) Not Applicable


                                   SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                    June 25, 2007
                                      -----------------------------------------
                                                        (Date)


                                                /s/ John A. Staley, IV
                                      ------------------------------------------
                                                     (Signature)

                                                 John A. Staley, IV,
                                      President of Staley Capital Advisers, Inc.
                                      ------------------------------------------
                                                   (Name and Title)



                                  Page 5 of 5